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                                                                    EXHIBIT 99.1


[ARLINGTON HOSPITALITY INC LOGO]
[ARLINGTON HOSPITALITY LETTERHEAD]


For Immediate Release
CONTACT:                                              MEDIA CONTACT:
James B. Dale, Chief Financial Officer                Jerry Daly or Carol McCune
847-228-5401 x 361                                    703-435-6293
jimdale@arlingtonhospitality.com                      jerry@dalygray.com


ARLINGTON HOSPITALITY, INC. ANNOUNCES LEASE MODIFICATION ON 20 AMERIHOST INN HOTELS


               ARLINGTON HEIGHTS, Ill., October 7, 2004--Arlington Hospitality, Inc. (Nasdaq/NM: HOST), a hotel development and management company, today announced the execution of a lease modification with PMC Commercial Trust ("PMC") (AMEX: PCC), the owner and landlord of 20 AmeriHost Inn hotels operated by Arlington. The lease modification provides for reduced lease payments and an accelerated exit strategy for these smaller hotels located in tertiary markets, consistent with the company's strategic business plan to divest many of its existing hotels and increase focus on developing larger hotels in secondary markets. The modification is effective as of October 1, 2004, and provides for:

               (i) an immediate 19 percent reduction, or approximately $1.0 million on an annual basis, in the lease payments for the 20 hotels, from a pay rate of 10.51 percent (escalating with inflation) of the original hotel assigned values to a fixed rate of 8.5 percent of the assigned values; and

               (ii) the early termination of the leases upon the anticipated sale of all 20 leased hotels as AmeriHost Inns to third parties over the next four years, compared to the original (including PMC's extension option) 2013 and 2014 lease termination dates.

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               These two modifications are anticipated to reduce the former aggregate lease payment obligation through 2014 of approximately $47.2 million to an estimated aggregate new obligation of $10.0 to $12.0 million, depending upon the timing of the hotel sales, plus a promissory note payable by Arlington Hospitality, Inc. to PMC (the "Proceeds Deficit Note"). The Proceeds Deficit Note will increase (or decrease), on a cumulative basis as the hotels are sold, for a shortfall (or excess) computed as the difference between a leased hotel's net sale price and its original assigned value. A portion of the Proceeds Deficit Note is to be repaid to PMC within 45 days of each hotel sale, based on the hotel's most recent annual revenues, with the remaining amount to be repaid to PMC over a term of up to seven years. Based on the company's current estimates of fair market value of the 20 leased hotels, Arlington estimates the aggregate net shortfall payable to PMC will be in the range of $8.0 to $9.5 million.

               As these hotels are sold to buyers who maintain their AmeriHost Inn franchise affiliation, as required under the modification, Arlington expects to receive the one-time development incentive fees from Cendant Corp. (NYSE:
CD), pursuant to its 2000 agreement with Cendant. Total development incentive fees from the sale of the 20 leased hotels is estimated to be approximately $3.0 to $4.0 million. The company anticipates that these fees will be utilized to fund the required cash payment due PMC under the Proceeds Deficit Note within 45 days of the sale of the hotels. As a result, the Proceeds Deficit Note balance through the sale of all 20 leased hotels and the application of these payments, is anticipated to be approximately $4.0 to $6.5 million, subject to mandatory principal payments as discussed below. In addition to the

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development incentive fees, the sale of these hotels would be expected to generate future annual royalty fee sharing payments to Arlington from Cendant.

               The Deficit Proceeds Note will bear interest at the rate of 8.5 percent per annum, payable on a monthly basis, with a maximum outstanding principal balance of $4.0 million. If at any time the principal balance exceeds $4.0 million, such excess is payable immediately to PMC. In addition, if Arlington's quarterly net worth exceeds a certain stipulated amount, as adjusted, Arlington may be obligated to make a principal payment on the Proceeds Deficit Note, or be subject to a greater interest rate on the outstanding principal balance. Otherwise, scheduled principal payments on the promissory note begin the earlier of the date the last hotel is sold or October 1, 2008, with the total principal balance outstanding at that time to be repaid ratably over the following three years. The lease modification amendment and terms of the Proceeds Deficit Note are exhibits attached to a Form 8-K filed with the Securities and Exchange Commission on October 7, 2004.

               Jerry H. Herman, President and CEO, commented, "We are extremely pleased to bring the PMC lease modification discussions to a positive conclusion. The amendment significantly reduces our total obligation under the leases, and will have an immediate, positive impact on our cash flow from operations. The advantages of the modification are an immediate lease rate reduction and the ability to exit the operations of these hotels and related lease obligation over the next four years. In addition, the sale of these hotels as AmeriHost Inns enables us to collect development incentive payments from Cendant that will assist in significantly reducing Arlington's anticipated Proceeds Deficit Note obligation."

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LEASE RATE REDUCTION

               Prior to this modification, the annual rent payable to PMC for the 20 leased hotels was approximately $5.1 million, subject to annual CPI adjustments. As a result of this amendment, the annual rent payment was fixed at approximately $4.1 million for the 20 hotels, subject to the hotel sale provisions discussed below, or a reduction of approximately $1.0 million annually.

               James B. Dale, Chief Financial Officer commented, "Even with the reduced lease rate, it is important to note that the historical operational cash flow from many of the leased hotels is insufficient to cover their respective reduced lease payments. However, by terminating these leases early, through the sale of the hotels over the next four years, the company will be able to limit the anticipated net negative cash flow from these hotels."

HOTEL SALE PROCESS

               Pursuant to terms of the modification agreement, Arlington must facilitate the sale of the hotels generally at a pace of five hotels per year measured on a cumulative basis, and at prices approved by PMC. If the sales schedule is not met, the lease rate will revert to the original lease contractual rate, or a higher lease default rate in certain circumstances, until the number of hotels sold becomes compliant with the sale schedule.

               As owner of the leased hotels, PMC will receive the net cash proceeds from the sale of each hotel. If the net cash proceeds from a hotel sale are less than its original assigned value, such shortfall will increase the aforementioned Proceeds Deficit Note. If the net cash proceeds from a hotel sale are greater than its original assigned value, such excess will be utilized to reduce any outstanding amounts on the Proceeds Deficit Note from previous hotel sales

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shortfalls, if any. If there is no outstanding balance, any excess net sale proceeds, plus the amount payable to PMC within 45 days of the sale closing, will be utilized to reduce the original assigned values of the remaining leased hotels and thus reduce the basis for the monthly rent payments and the calculation of any future shortfall obligation.

ACCOUNTING TREATMENT

               Due to the terms of the lease modification, 17 of the 20 leased hotels will be accounted for as capital leases in accordance with Financial Accounting Standards Board Statement Number 13, "Accounting for Leases," effective October 1, 2004. The remaining three hotels will continue to be accounted for as operating leases. Rather than the off-balance sheet reporting required by operating lease treatment, capital lease accounting requires that the company report on its balance sheet, the hotel assets and a capital lease obligation. The company expects to record approximately $31.0 to $34.0 million in capitalized lease assets, net of the existing unamortized deferred gain remaining from the original 1998 and 1999 sales of the hotels to PMC, and in a capital lease obligation of approximately $36.5 to $39.5 million. The capitalized hotel assets will be depreciated in accordance with the company's existing depreciation policy, with consideration for the new lease term. However, for those capitalized hotels which are actively marketed to be sold, and are expected to be sold within the next 12 months, depreciation will not be taken since they will be classified as "held for sale" in accordance with Statement of Financial Accounting Standard No. 144, "Accounting for Long Lived Assets." The capital lease obligation will be amortized, as the monthly lease payment is made, in order to produce a constant periodic rate of interest on the lease obligation.
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               As indicated above, the lease payment rate increases when the company is not in compliance with the required hotel sale schedule. Accordingly, while the company will pay at the lease rate of 8.5 percent of assigned values as long as the sales schedule is met and there are no other defaults, the company will continue to accrue on a monthly basis at the higher contractual lease rate, currently 10.51 percent. This accrued difference between the contractual rate and the 8.5 percent lease payment rate will be adjusted as the individual hotels are sold.

               There are certain other obligations and covenants of Arlington Hospitality pursuant to the lease amendment. Please see the Form 8-K filed with the SEC for further details.

ABOUT ARLINGTON HOSPITALITY

               Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels. Arlington is the nation's largest owner and franchisee of AmeriHost Inn hotels, a 106-property, mid-market, limited-service hotel brand owned and presently franchised in 20 states and Canada by Cendant Corporation (NYSE: CD). Currently, Arlington Hospitality, Inc. owns or manages 53 properties in 15 states, including 49 AmeriHost Inn hotels, for a total of 3,836 rooms, with additional AmeriHost Inn & Suites hotels under development.

               This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the Company's report on Form 10-K for the year ended December 31, 2003, report on Form 10-Q for the three months ended March 31, 2004, and report on Form 10-Q for the three and six months ended June 30, 2004 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors" as they may be updated in the company's subsequent SEC filings.

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